EXHIBIT 1

Transactions in the Common Shares of the Issuer by FdSM
From: The filing of Amendment No. 3 to Statement on Schedule 13D on November 20, 2007
To: December 18, 2007

FdSM

Transaction	Date	Price (In $)	Number of Shares
Purchase	November 21, 2007	3.9900	31,984
Purchase	December 3, 2007	3.9900	22,425
Purchase	December 4, 2007	3.9900	28,976
Purchase	December 5, 2007	3.9900	75,650
Purchase	December 6, 2007	3.9900	7,451
Purchase	December 7, 2007	3.9900	213,899
Purchase	December 10, 2007	3.9900	200
Purchase	December 11, 2007	3.9900	45,982
Purchase	December 12, 2007	3.9900	41,793
Purchase	December 13, 2007	3.9900	56,344
Purchase	December 14, 2007	3.9900	22,913
Purchase	December 17, 2007	3.9900	2,477